Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Fiserv, Inc. on Form S-8 of our report dated January 30, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 142, ‘Goodwill and Other Intangible Assets” on January 1, 2002), appearing in the Annual Report on Form 10-K of Fiserv, Inc. for the year ended December 31, 2003.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin
November 10, 2004